D&E COMMUNICATIONS, INC. ANNOUNCES

SALE OF ITS VOICE SYSTEMS BUSINESS

FOR IMMEDIATE RELEASE D&E COMMUNICATIONS, INC. October 2, 2006	FOR IMMEDIATE RELEASE CONTACT PERSON: W. Garth Sprecher Sr. Vice President and Corporate Secretary (717)738-8304

     EPHRATA, PA -- D&E Communications, Inc. (Nasdaq: DECC), a leading regional broadband integrated communications provider, announced that it has consummated the sale of the assets of its commercial voice equipment and service operations in its Systems Integration segment, which D&E refers to as its "Voice Systems Business", to eCommunications Systems Corporation (eComm).  The parties previously announced execution of a definitive agreement relating to the transaction on September 13, 2006.

     The Voice Systems Business generally consists of D&E's voice telephone equipment business, but does not include the data, professional and managed services operations of D&E's Systems Integration segment. The purchase price was $2,750,000 and included $250,000 in cash payable on the closing date and the receipt of a $2,500,000 secured promissory note issued by eComm. D&E also received a 10% equity ownership interest in eComm.

About D&E Communications

     D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

About eComm

     eComm is a single point of contact, full-service provider of converged voice and data business communications systems for business, related networking applications, presence management, collaboration and messaging applications. eComm has sales and service facilities in Lancaster and Malvern, Pennsylvania. For more information, visit www.askecomm.com.

This press release contains forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business, are not guarantees of future performance, and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.